EXHIBIT 10(iii)(A) 17

To: Rich Rawson

From: Henry Schacht

Date: December 3, 2001

Re: Special Compensation Actions

As we continue with our turnaround, it is critical for us to remain focused and committed to successfully meet our business challenges. I am confident that we can take our company to new levels of success, and I am counting on your continued commitment as a key player in making this happen. To reward you for your efforts and dedication, the Board has approved several compensation actions, which are contingent upon your waiving the enhanced severance coverage described in my February 14, 2001 letter to you:

1) You will be eligible for a special retention bonus; the amount and the payment terms are outlined on Attachment I.

2) All the unvested stock option and restricted stock unit grants you have received will become fully vested and exercisable on April 22, 2002, or earlier upon the appointment and commencement of employment of a new CEO, except for any future grants that you may be awarded.

3) In the event that any future payments you receive are deemed to be ‘excess parachute payments’ under Internal Revenue Code Section 280G, the company will provide a tax gross-up to indemnify you against the 20% federal excise tax. A summary of 280G considerations is shown on Attachment II.

Please note that due to these special compensation actions, the terms of the enhanced severance coverage described in my February 14, 2001 letter will be modified. Specifically, your acceptance of the special retention bonus will commit you to continuing your employment past April 22, 2002, or the appointment and commencement of employment of a new CEO if that should occur prior to April 22, 2002. Further, by accepting this award you acknowledge that you will no longer have the ability to invoke your severance coverage under the terms of items 2, 3, or 4 of the February 14, 2001 letter. You may, however, voluntarily resign prior to November 22, 2002 (the date at which you become retirement eligible) and be treated as retirement eligible for pension, medical insurance, and equity vesting. Instead, you will be eligible for ongoing severance coverage under the standard terms of the Officer Severance Policy. A summary of this policy is included on Attachment III.

I truly appreciate your efforts and look forward to working together through the challenges ahead.

Attachment I

SPECIAL RETENTION BONUS
RICH RAWSON

AMOUNT	You are eligible to receive a retention bonus equal to two times your base salary and target bonus in effect on the payment date (see below).

For illustrative purposes, if the bonus were based on your base salary and target bonus as of November 27, 2001, the amount of the retention bonus would be $2,310,000.

This award is subject to any applicable tax and is benefit bearing for purposes of Lucent’s benefit plans. Please note that this award is in addition to any other incentive awards for which you may be eligible.

PAYMENT DATE	Assuming your continued employment, the payments will be made on April 22, 2002, or upon the appointment and commencement of employment of a new CEO, whichever comes first.

TERMINATION PROVISIONS	-	In the event you voluntarily resign or retire or are terminated by Lucent for ‘Cause’ prior to the payout date this award will be canceled.

	-	In the event of your death or long-term disability prior to the payout date, this award will be paid to you or your estate.

	-	If you are placed on a Company approved leave of absence under the Officer Severance Policy and you are on this leave on the scheduled payout date, then this award will continue to be paid on the originally scheduled date. Please note that the Officer Severance Policy remains in effect in the event of a Change in Control (as defined by the 1996 Long Term Incentive Program).

	-	In the event of a Change in Control prior to the payout date (as defined by the 1996 Long Term Incentive Program), this award would continue to be paid on the originally scheduled date.

Attachment II

GOLDEN PARACHUTE RULES

IRC Section 280G was enacted to discourage the practice of giving “disqualified individuals” large benefits (such as the accelerated vesting of options, severance payments, etc.) that are triggered upon a change in control of their employer company. The employer company is denied a tax deduction for the “excess golden parachute,” and the individual recipient must pay a 20% excise tax on this same amount. A “gross-up” payment made by the company to make the recipient whole for this excise tax (generally three times the amount of the excise tax) is also an “excess golden parachute” payment.

•	Disqualified individuals include officers, the highest paid 1% of the employees and holders of stock or options having a fair market value in excess of $1 million.

•	A benefit received that is in excess of three times the recipient’s average annual compensation is considered a “golden parachute.”

•
The amount by which the golden parachute exceeds the recipient’s average annual compensation is the “excess golden parachute” and is therefore disallowed as a tax deduction for the company and the participant receiving the benefit is subject to the excise tax.

•	The value of the accelerated vesting of options is determined as follows:

-
The aggregate value of the options is determined over their normal vesting period then discounted to the present under present value analysis. This amount is then compared to aggregate value of the options upon the acceleration date. The excess is the value of the acceleration.

-
In addition to the value of acceleration, a value reflecting the lapse of the recipient’s obligation to continue to perform services throughout the vesting period must also be included. This is equal to 1% of the amount of the accelerated payment multiplied by the number of full months that the right is no longer subject to a substantial risk of forfeiture.

Attachment II

EXAMPLE OF TAX GROSS-UP CALCULATION

Assumptions

Average Annual Compensation	$ 2,000,000

300% of Average Annual Compensation	$ 6,000,000

Value of Change in Control Payments	$ 8,000,000

Rules

Since the value of Change in Control payments is greater than 300% of the Average Annual Compensation, the $8,000,000 is considered a “parachute payment.” The “excess parachute payment” is the total parachute payment, less the Average Annual Compensation ($8,000,000 - $2,000,000) = $6,000,000

Gross-Up Payments

Cost of Excise Tax to Participant: ($6,000,000 x 20%)	$1,200,000

Gross-Up

Additional payment from company needed to offset the effect of the excise tax on employee at 66% tax rate (46% regular tax rate + 20% excise tax):

$ 3,500,000 gross
$ 1,200,000 net after tax

Note that payments in excess of average annual compensation ($6,000,000) and gross-up payments ($3,500,000) are not deductible by the company.

Attachment III

OFFICER SEVERANCE POLICY

Eligibility	-	Lucent or Agere Officer status

	-	Participation for new officers is contingent upon Board/CEO approval

	-	Company initiated termination, other than for ‘Cause’ as defined on page 2

	-	Contingent upon signing the standard, Lucent Release Agreement (including non-compete, non-solicitation provisions)

	-	All payments and benefits listed below will be offset by any individually negotiated or legally required arrangement

Leave of Absence Payment	-	24 months of base salary and target bonus

	-	Base salary will be paid monthly. Target bonus will be paid annually in December. Both payments are benefits bearing.

Equity		STOCK OPTIONS
	-	Options continue vesting as scheduled during the 24 month period.

	-	At end of the 24 month period, your employment will end and options will follow normal termination provisions:
		--	Pension eligible — Keep vested remainder of term; unvested options cancel
		--	Not Pension eligible — 90 days to exercise vested; unvested options cancel

RESTRICTED STOCK
	-	Restricted stock continues vesting as scheduled during the 24 month period.

ESPP
	-	Your participation will continue through payroll deductions.

Retirement Benefits		SERVICE PENSION
Retirement eligible: Your severance pay will count towards your pension. Pension payments begin after termination of this arrangement.

Not retirement eligible: Deferred vested employees can elect to begin payment at the termination of this arrangement. The severance period can be used to accrue service/age toward achieving pension eligibility.

CASH BALANCE PENSION
	-	Severance pay will count towards the cash balance plan. The cash balance is payable at the end of the 24 month period or later at employee election.

401(K)
	-	Payroll deductions continue

Health and Welfare Benefits	-	Medical, Dental, Disability, Life Insurance, Car Allowance, Financial Counseling benefits continue the same as actively employed Officers.

	-	Company credit cards, home office equipment, voice mail and e-mail will be cancelled at the beginning of the 24 month period.

Attachment III

OFFICER SEVERANCE POLICY

Termination Provisions	-	In the event you need to terminate this arrangement during the 24 month leave period for any reason (including conflict with another employer), the Company may approve the payment of the remaining amount of base salary and target bonus in a lump sum. The normal ‘voluntary’ termination provisions for the stock and benefit plans will apply.

Outplacement Services	-	At your request, outplacement services will be provided through a vendor selected by the Company, during the 24 month leave period or within six months following termination of employment, up to a limit of $50,000.

Change in control Provisions	-	Upon or after a Change in Control (as defined in the 1996 Long Term Incentive Program or its successor plan as in effect immediately before the Change in Control) this policy will remain in effect.

	-	Upon or after a Change in Control (as defined in the 1996 Long Term Incentive Program or its successor plan as in effect immediately before the Change in Control), you will also be entitled to the benefits of this policy if you terminate your employment within three months of an event constituting Good Reason. Good Reason is defined as follows:

(i) the assignment to you by the Board of Directors or another representative of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with your position, any reduction in your job title, or a material negative change in the level of Officer to whom you report, or

(ii) a material negative change in the terms and conditions of your employment, including a reduction by the Company of your annual base salary or a material decrease in your target opportunity for a Short Term Incentive Award, or

(iii) the requirement to change your work location to one in a different country, even for a comparable or superior position.

‘Cause’ is defined as:

(i)      violation of Lucent’s code of conduct, Business Guideposts;

(ii)    conviction of (including a plea of guilty or nolo contendere) a felony or any crime of theft, dishonesty or moral turpitude; or

(iii)   gross omission or gross dereliction of any statutory or common law duty of loyalty to Lucent.